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                                 EXHIBIT 99



FOR RELEASE     IMMEDIATE

CONTACT         Laura E. Boyce, 610/522-7260


                      SCOTT HIRES THREE TOP EXECUTIVES
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PHILADELPHIA, Pa., May 31, 1994 -- Albert J. Dunlap, chairman and CEO of Scott
Paper Company, today announced the hiring of three new top executives as part of his corporate restructuring program. The trio are the first senior executives to join the Company since Mr. Dunlap's election by Scott's Board of Directors.

     According to Mr. Dunlap, "I am bringing in a team of seasoned business leaders to assist me in my efforts to lead Scott to a new level of prosperity. These new executives will be instrumental as we restructure Scott and formulate our strategy to focus on and strengthen our core worldwide tissue business."

     The following appointments will be effective in mid-June:

     -- Russell A. Kersh, senior vice president, Finance and Administration. Mr. Kersh will oversee the Company's corporate administrative functions, including Finance, Information Systems, Procurement, and Mergers, Acquisitions and Divestitures.

     -- John P. Murtagh, senior vice president and general counsel. Mr. Murtagh will supervise Scott's legal matters around the world, Environmental Affairs and Government Relations.

     -- Jack Dailey, vice president, Procurement, Distribution and Logistics. Mr. Dailey will lead the Company's procurement efforts and will coordinate distribution and logistics functions. He will report to Mr. Kersh.

     "I have worked with each of these gentlemen before and have personally witnessed their ability to successfully execute restructuring strategies," said Mr. Dunlap. "I am confident they will help me lead Scott to achieve a significant increase in shareholder value."

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     Mr. Kersh and Mr. Murtagh, along with senior vice president P. Newton
White, vice president, treasurer and chief financial officer Basil L. Anderson, and a new worldwide consumer tissue leader, will be among the members of a new operating committee for Scott's core tissue business. This committee, headed by Mr. Dunlap, will be responsible for the key strategic and operating decisions at Scott. Mr. J.R. Leaman, Jr. will continue as vice chairman and president of S.D. Warren.

     Scott, the world's leading producer of sanitary tissue products, is a Fortune 200 company with approximately $5 billion in sales. Since Mr. Dunlap's appointment, the Company has announced it is exploring strategic alternatives for its S.D. Warren printing and publishing papers business, and has seen its stock price climb approximately 25 percent.

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